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                                                                     EXHIBIT 21

                                      SUBSIDIARIES

- NHancement Technologies North America, Inc. (formerly named Voice Plus, Inc.), a California corporation;

-     Infotel Technologies (Pte) Ltd, a Singapore corporation;

-     NHancement Technologies Software Group, Inc., a California corporation;

-     NHancement Acquisition Corp., a Delaware corporation;

-     18474 Yukon Inc., a Yukon Territory (Canada) corporation;

-     NHancement Technologies (India) Pte. Ltd., an India corporation; and

- NHancement Technologies International, a British Virgin Islands corporation.